Exhibit 35

ITEM 1123 STATEMENT OF COMPLIANCE

WITH RESPECT TO THE INDENTURE (“THE INDENTURE”) FOR THE

GENWORTH LIFE GLOBAL FUNDING TRUSTS

I, Mary Callahan, Vice President of The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), state:

(a) a review of the Trustee’s activities for the period January 1, 2008 through December 31, 2008 and of the Trustee’s performance under the lndenture has been made under my supervision, and

(b) to the best of my knowledge, except as disclosed in the Trustee’s platform-level assessment of compliance with the servicing criteria specified in Item 1122 (d) of Regulation AB dated February 27, 2009 and attached hereto as Schedule A, the Trustee has fulfilled, in all material respects, its obligations under the Indenture for the period described above.

Date: March 2, 2009

/s/ M. Callahan
Mary Callahan Vice President

SCHEDULE A

MATERIAL INSTANCES OF NON-COMPLIANCE

1122(d)(2)(i): Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.

With respect to collections received on assets relating to certain series of securities, such collections were not deposited into a segregated account for each specified series but rather were deposited into a general account held by the Company as lndenture Trustee (hereinafter referred to as the “lndenture Trustee”) and remitted directly to the investors. All collections were properly allocated by the lndenture Trustee to the related series of securities and timely remitted to the investors in such series. The segregated account for each specified series was in existence prior to the time deposits were to be made into such account but such account was not utilized in all instances by the Indenture Trustee as stated above. Procedures have been in place and are currently being reinforced so that collections are deposited into the segregated account for each specified series within the applicable time frames and then remitted to the investors in such series all in accordance with the related transaction documents.